EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CIC Announces Second Credit Facility

Redwood Shores, CA, February 9, 2007 - Communication Intelligence Corporation (“CIC” or the “Company”) (OTC BB: CICI), a leading supplier of electronic signature solutions for business process automation in the Financial Industry and the recognized leader in biometric signature verification announced today that it has established a second credit facility with the same shareholder that provided the credit facility it announced on August 14, 2006.

The new facility, as with the prior one, was established pursuant to a note and warrant purchase agreement. The terms of the agreement allow the Company to borrow, on demand, through March 31 2007, an aggregate principal amount of up to six hundred thousand dollars ($600,000). Upon each draw, the Company will be required to issue warrants to purchase a pro rata number of shares of its common stock, with a maximum number of 3,111,000 to be issued if the entire $600,000 is drawn. The notes will bear interest at the rate of fifteen percent (15%) per annum payable quarterly in cash. The warrants will have a three year life and an exercise price of $0.51. In the event the facility is not fully drawn, the Company shall issue to the investor, as a standby commitment fee, a pro rata portion of 250,000 shares of the Company’s common stock, based upon the amount not drawn relative to the maximum amount available under the facility. The warrants will include piggyback registration rights, for the underlying shares, to participate in certain future registrations of the Company’s common stock. The Company also announced that it has fully drawn the $600,000 available on the first credit facility.

“We decided to draw on the first facility prior to its expiration and to establish a new facility in order to ensure a stable transition to market take-off and self-funding operations,” stated Guido DiGregorio, CIC’s Chairman & CEO. “I anticipate that 2007 is the year that the eSignature market will transition from a developing market to a market in take-off. I believe orders and commitments in late November and December of 2006 represent breakthrough milestones that will ultimately lead to accelerating and sustained sales growth.  Although virtually none of these yearend wins were revenue recognizable in the fourth quarter, they appear to indicate that the market take-off we have been pursuing for the past two years, ever since our record setting financial performance in 2004, has begun. We fully recognized, and have now fully experienced, that the process of getting into market take-off demands maintaining product leadership as the market evolves through second and then third generation products.  I believe we have maintained our product leadership and competitive positioning throughout 2006 by responding rapidly and effectively to the need for multi-modal and web based offerings and then, late last year, to a further demand for a server side signing product that pit us against competitors whose total focus is server side solutions. We responded with, and won with a fourth generation product that I believe stabilizes the product evolution issues and opens the door to sustained sales growth. We continue working with our top-tier insurance and banking early adopters, having delivered a proof of concept late last year from which we anticipate follow-on orders we have been pursuing. In addition, we have strengthened our sales growth potential by leveraging agreements with large enterprise software solution providers. For instance, we have established and significantly enhanced our relationship and selling efforts with Adobe and its channel partners. Our partnership with Adobe, as reported in three press releases since April of 2006, that includes joint participation at trade shows and online seminars, has significantly accelerated the awareness of the benefits of our eSignature technology while leveraging joint selling efforts. And, as previously announced in June of 2006, we won a license agreement with IntegraSys, a business unit of Fiserv, the $4 billion financial services solution provider that is taking credit unions paperless with our eSignature technology and we more recently announced an agreement licensing our entire suite of eSignature products to Oracle. As the largest enterprise software company in the world, we are excited about the revenue potential Oracle can provide through this relationship and possible integration of our solutions within several high volume financial services applications. In addition, we recently signed a strategic partnership agreement with Cognizant, a leading provider of global IT software solutions with revenues of $1.4 billion, to provide complete workflow solutions for the financial services industry. We are delighted to be partnering with the #1 IT services company as ranked by Business Week.” Mr. DiGregorio also stated, “I believe, that this credit facility achieves our objective of keeping shareholder dilution to a minimum while having sufficient cash available to ensure a stable transition to market take-off and self-funding operations.”

About CIC
Communication Intelligence Corporation (“CIC”) is a leading supplier of electronic signature solutions for business process automation in the Financial Industry and the recognized leader in biometric signature verification. CIC’s products enable companies to achieve truly paperless work flow in their eBusiness processes by enabling them with “The Power to Sign Online®” with multiple signature technologies across virtually all applications.  Industry leaders such as AIG, Charles Schwab, Prudential, Nationwide (UK) and Wells Fargo chose CIC’s products to meet their needs. CIC sells directly to enterprises and through system integrators, channel partners and OEMs. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com.

Forward Looking Statement
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company’s business; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

CIC, its logo and the Power to Sign Online are registered trademarks. All other trademarks and registered trademarks are the property of their respective holders.

Contact Information

CIC
Investor Relations Inquiries:
Chantal Eshghipour
Phone: 650-802-7740
Email: investorrelations@cic.com

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